Exhibit 10.8

THESE SECURITIES ARE NOT REGISTERED UNDER STATE OR FEDERAL SECURITIES LAWS, AND MAY NOT BE OFFERED, OR SOLD, PLEDGED (EXCEPT A PLEDGE PURSUANT TO THE TERMS OF WHICH ANY OFFER OR SALE UPON FORECLOSURE WOULD BE MADE IN A MANNER THAT WOULD NOT VIOLATE THE REGISTRATION PROVISIONS OF FEDERAL OR STATE SECURITIES LAWS) OR OTHERWISE DISTRIBUTED FOR VALUE, NOR MAY THESE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT OPINION OF COUNSEL, CONCURRED IN BY COUNSEL FOR THE COMPANY, THAT NO VIOLATION OF SAID REGISTRATION PROVISIONS WOULD RESULT THEREFROM.

CONVERTIBLE PROMISSORY NOTE

$1,000,000.00	August 7, 2009
New York, New York

For value received of One Million Dollars ($1,000,000), XShares Group, Inc., a Delaware corporation (the “Company”), promises to pay to MGT Capital Investments, Inc. (the “Holder”), the principal sum of One Million Dollars ($1,000,000.00). Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to ten percent (10%) per annum, compounded annually.  This Note is being made in conjunction with the execution of that certain Securities Purchase Agreement of even date herewith (the “Purchase Agreement”) in order to provide the Company with access to amounts funded hereunder prior to the second Closing (as defined in the Purchase Agreement).  This Note is subject to the following terms and conditions.

1.                                       Maturity.

(a)                                  Unless converted as provided in Section 2, this Note will automatically mature and be due and payable on December 31, 2009 (the “Maturity Date”).  Subject to Sections 1(b) and 2 below, interest shall accrue on this Note but shall not be due and payable until the Maturity Date  .

(b)                                 Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon and interest at the rate of eighteen (18%) percent per annum going forward, shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, the appointment of a receiver or trustee to take possession of the property or assets of the Company, the breach of any representations, warranties or covenants under the Purchase Agreement or this Note, or the failure to pay this Note on the Maturity Date.

(c)                                  This Note may be prepaid in full at any time prior to conversion pursuant to Section 2( below), with or without notice, without penalty or premium.

2.                                       Conversion.

(a)                                  Conversion into Series B Preferred Stock.  The entire principal amount of this Note shall be converted into shares of the Company’s Series B Preferred Stock at the second Closing.  Accrued interest on this Note shall be converted into Accruing Dividends (as defined in the Company’s Second Amended and Restated Articles of Incorporation attached to the Purchase Agreement (the “Certificate”)) from the date hereof.

(b)                                 Conversion prior to Second Closing.  If at any time prior to the second Closing, there shall be (a) an acquisition of the Company by another entity other than Holder or its affiliates by means of a merger, consolidation, or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the Company’s capital stock such that shareholders of the Company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity, or (b) a sale or transfer of all or substantially all of the Company’s assets to any other person other than Holder or its affiliates, then, at the Holder’s option, the entire unpaid principal sum of this Note, and interest thereon, shall be immediately paid to the Holder or converted into shares of the Company’s Series B Preferred Stock at a price of $0.0284 per share.

(c)                                  Mechanics and Effect of Conversion.  No fractional shares of the Company’s capital stock will be issued upon conversion of this Note.  In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share.  Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company.  At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein.  Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

3.                                       Payment.  All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

4.                                       Transfer; Successors and Assigns.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note, except for transfers to affiliates.  Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company.  Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee.  Interest and principal are payable only to the registered holder of this Note.

5.                                       Governing Law.  This Note and any controversy arising out of or relating to this Note shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

6.                                       Notices.  All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.

7.                                       Amendments and Waivers.  Any term of this Note may be amended only with the written consent of the Company and the Holder.  Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the Holder and each transferee of the Note.

8.                                       Shareholders, Officers and Directors Not Liable.  In no event shall any shareholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

9.                                       Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

10.                                 Action to Collect on Note.  If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

XSHARES GROUP, INC.

By:	/s/ Jeffrey Feldman
Its:	Chief Executive Officer

Address:	XShares Group, Inc.
420 Lexington Avenue, Suite 2550
New York, NY 10170

ACKNOWLEDGED AND ACCEPTED:

this 7th day of August 2009

By: MGT CAPITAL INVESTMENTS, INC.,

By:	/s/ Tim Paterson Brown
Its:	Chief Executive Officer

Address:                                               MGT Capital Investments, Inc.

Kensington Centre

66 Hammersmith Road

London W14 8UD

United Kingdom